                                                             EXHIBIT 99.I.1(a)-3

         (CHINESE CHARACTERS)
   (HUACHEN AUTOMOTIVE GROUP HOLDINGS              THE MANAGEMENT DIRECTORS
          COMPANY LIMITED)*
(established with limited liability in the PRC)

                         JOINT ANNOUNCEMENT RELATING TO
                      A CONDITIONAL MANDATORY CASH OFFER BY
                                   (CLSA LOGO)
                                  CLSA LIMITED
                           ON BEHALF OF THE OFFERORS,
       TO ACQUIRE ALL ISSUED SHARES (INCLUDING SHARES REPRESENTED BY ADSS)
                             IN THE SHARE CAPITAL OF
          BRILLIANCE CHINA AUTOMOTIVE HOLDINGS LIMITED (THE "COMPANY")
                            AND THE EMPLOYEE OPTIONS
             (OTHER THAN THOSE ALREADY OWNED OR HELD BY THE OFFERORS
                     OR PARTIES ACTING IN CONCERT WITH THEM)

Reference is made to the joint announcement made by the respective boards of directors of the Company and Huachen, the board of trustees of the Foundation and the Management Directors dated 19 December, 2002 in relation to the Offer.

The Offerors announce that the Offer Document has been despatched to Ordinary Shareholders, holders of Employee Options (other than the Management Directors) and holders of Ordinary Shares represented by ADSs on the date of this announcement. Pursuant to the expected timetable contained in the Offer Document, the latest time for acceptance of the Offer by Ordinary Shareholders and holders of the Employee Options is 4:00 p.m. (Hong Kong time) on 6 February, 2003 (or such later time and/or date as the Offerors may determine and announce) while the latest time for acceptance of the Offer by holders of Ordinary Shares represented by ADSs is 6:00 p.m. (E.S.T.) on 5 February, 2003 (or such later time and/or date as the Offerors may determine and announce), in each case in accordance with the terms and conditions contained in the Offer Document.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER IS ONLY BEING MADE PURSUANT TO THE TERMS OF THE OFFER DOCUMENT AND THE ACCOMPANYING DOCUMENTS.


SHAREHOLDERS AND PROSPECTIVE INVESTORS SHOULD EXERCISE EXTREME CAUTION IN DEALING IN THE SHARES.

Reference is made to the joint announcement made by the respective boards of directors of the Company and Huachen, the board of trustees of the Foundation and the Management Directors dated 19 December, 2002 in relation to the Offer. Terms used in this announcement shall have the same meanings as defined in the Announcement.


1.   DESPATCH OF THE OFFER DOCUMENT

     The Offerors announce that the Offer Document has been despatched to Ordinary Shareholders, holders of Employee Options (other than the Management Directors) and holders of Ordinary Shares represented by ADSs on the date of this announcement. Pursuant to the expected timetable contained in the Offer Document, the latest time for acceptance of the Offer by Ordinary Shareholders and holders of the Employee Options is 4:00 p.m. (Hong Kong time) on 6 February, 2003 (or such later time and/or date as the Offerors may determine and announce) while the latest time for acceptance of the Offer by holders of Ordinary Shares represented by ADSs is 6:00 p.m. (E.S.T.) on 5 February, 2003 (or such later time and/or date as the Offerors may determine and announce), in each case in accordance with the terms and conditions contained in the Offer Document.

2.   OFFERORS' INTERESTS IN THE COMPANY

     As at 6 January, 2003, being the latest practicable date for ascertaining certain information contained in the Offer Document, the Offerors and parties acting in concert with them were interested in a total of 1,572,306,500 Shares, representing approximately 42.888% of the entire issued share capital of the Company.


3.   EXPECTED TIMETABLE

     The expected timetable set out below is indicative only and is subject to change. Any changes to the expected timetable will be announced separately by the Offerors.

                                                                            FOR ORDINARY
                                                                            SHAREHOLDERS    FOR HOLDERS
                                                                          AND HOLDERS OF        OF ADSS
                                                                        EMPLOYEE OPTIONS       (E.S.T.)
                                                                        (HONG KONG TIME)

                                                                               Thursday,      Thursday,
     Latest date for the posting of the Offeree Document                23 January, 2003    23 January,
                                                                                                   2003

                                                                     4 p.m. on Thursday,      6 p.m. on
                                                                        6 February, 2003     Wednesday,
     Latest acceptance time                                                                 5 February,
                                                                                                   2003

                                                                     4 p.m. on Thursday,     6 p.m. on
                                                                        6 February, 2003     Wednesday,
     First closing time and date of the Offer                                               5 February,
                                                                                                   2003

     Latest time by which the Offer could be declared                            Monday,        Monday,
      unconditional                                                       10 March, 2003      10 March,
                                                                                                   2003

     Despatch of cheques, and (if applicable) return of Share                 Wednesday,     Wednesday,
     certificates and other documents, to accepting Ordinary           12 February, 2003   12 February,
     Shareholders (if any), holders of ADSs (if any) and                                           2003
     holders of Employee Options (if any) (assuming that the
     Offer becomes unconditional on 6 February, 2003) (Note)


     Note: Please note that the date stated above is different from that set out in the Announcement.


4.   INFORMATION FOR US SHAREHOLDERS

     The Offer is open to US Shareholders, including US holders of ADSs. The Offer is being made for the securities of the Company, a company incorporated outside the US. The Offer will be made in accordance with the requirements of the Takeovers Code in Hong Kong and will be subject to disclosure and other procedural requirements that are different from those under US law.

     The Offer in the US is made pursuant to an exemption from certain US tender offer rules provided by Rule 14d-1(c) under the Exchange Act.

     Holders of Ordinary Shares and ADSs in the US should be aware that the Offerors may purchase securities in the Company otherwise than under the Offer, such as in the open market or through privately negotiated purchases. Save as provided in the Call Option Agreements, the Offerors do not presently intend to make any such purchases. If made, any purchases (other than pursuant to the Call Option Agreements (which cannot occur until six months after the Offer ends or closes)) will be disclosed by publishing an announcement in accordance with the requirements of the Takeovers Code.

     The Offer in the US is being made directly by the Offerors and not by CLSA. References to the Offer being made by CLSA contained in the Offer Document should be read accordingly.

     The Offer Document and the accompanying form of acceptance and transfer (which will be sent to holders of Ordinary Shares) or the accompanying Letter of Transmittal (which will be sent to holders of ADSs) contain important information about the Offer. The Offerors urge holders of Ordinary Shares and ADSs in the US to read them carefully in their entirety before any decision is made with regards to the Offer. The Offerors make no representation as to the accuracy or fairness of the Offer Price.

     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SECURITIES. THE OFFER IS ONLY BEING MADE PURSUANT TO THE TERMS OF THE OFFER DOCUMENT AND THE ACCOMPANYING DOCUMENTS.

     The Offer Document, the form of acceptance and transfer (which is being sent to holders of Ordinary Shares) and the Letter of Transmittal (which is being sent to holders of ADSs), together with exhibits, are being filed on Form CB with the SEC pursuant to Rule 14d-1(c) under the Exchange Act. Copies of Form CB and any amendments thereto, including exhibits, will be available without charge at the SEC website at www.sec.gov. Holders of Ordinary Shares represented by ADSs may request additional copies of the Offer Document from the Information Agent at 77 Water Street, 20th Floor, New York, New York 10005, US; telephone number (1-212) 269 5550 (for banks and brokerage firms) or (1-800) 207 3159 (for all others).


5.   GENERAL INFORMATION

     Under the Takeovers Code, the Company is required to despatch the Offeree Document, containing, among other things, the advice from the independent board committee, to be formed, and the independent financial adviser, to be appointed, to advise the independent board committee in respect of the Offer, as soon as possible and, in any event, no later than 14 days after the date of posting of the Offer Document (i.e., on or before 23 January, 2003). SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE OFFEREE DOCUMENT BEFORE DECIDING WHETHER OR NOT TO ACCEPT THE OFFER. SHAREHOLDERS ARE ALSO STRONGLY ADVISED TO SEEK INDEPENDENT FINANCIAL ADVICE.

     SHAREHOLDERS AND PROSPECTIVE INVESTORS SHOULD EXERCISE EXTREME CAUTION IN DEALING IN THE SHARES.


6.   DEFINITIONS

     In this announcement, unless the context otherwise requires, the following capitalised terms shall have the respective meanings set out opposite to them:


"Announcement"             The announcement jointly made by the respective
                           boards of directors of the Company and Huachen, the
                           board of trustees of the Foundation and the
                           Management Directors dated 19 December, 2002 in
                           relation to the Offer;

"Call Option Agreements"   The call option agreements entered into between
                           Huachen and each of the Management Directors relating
                           to the grant by Huachen to each of the Management
                           Directors of a call option in respect of a specified
                           number of Ordinary Shares, totalling 346,305,630
                           Ordinary Shares in aggregate;

"Depositary Agent"         The Bank of New York, the tender agent for the Offer
                           with respect to the Ordinary Shares represented
                           by ADSs;

"Employee Options"         Share options granted by the Company to certain
                           employees of the Group pursuant to the share option
                           scheme adopted by the Company on 18 September, 1999;

"E.S.T."                   Eastern Standard Time in the US;

"Information Agent"        D.F. King & Co., Inc.;

"Offer" The conditional mandatory cash offer made by CLSA, on behalf of the Offerors, to acquire all issued Shares
                           (including Ordinary Shares represented by ADSs) in the share capital of the Company and the Employee
                           Options (other than those already owned or held by the Offerors or parties acting in concert with them);

"Offeree Document"         The response document in respect of the Offer to be
                           issued by the Company to the Shareholders and holders
                           of Employee Options in accordance with the Takeovers
                           Code;

"Ordinary Shareholders"    Registered holders of Ordinary Shares;

"Ordinary Shares"          Ordinary shares of US$0.01 par value each in the
                           issued share capital of the Company, not including
                           ordinary shares in the form of ADSs; and

"Registrar"                Computershare Hong Kong Investor Services Limited,
                           the Hong Kong branch share registrar of the Company,
                           which is situated at Shops 1712-1716, 17th Floor,
                           Hopewell Centre, 183 Queen's Road East, Hong Kong.

Unless otherwise specified, all references to time in this announcement are to Hong Kong local time.


                 By Order of the Board
                  (CHINESE CHARACTERS)                         MR. WU XIAO AN
           (HUACHEN AUTOMOTIVE GROUP HOLDINGS                  MR. HONG XING
                    COMPANY LIMITED)*                           MR. SU QIANG
                    MR. YANG BAO SHAN                                AND
                         CHAIRMAN                                MR. HE TAO

Hong Kong, 9 January, 2003

All the directors of Huachen and the Management Directors accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable inquiries, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.

* For identification purposes only